Filed Pursuant to Rule 433

Dated April 26, 2018

Registration No. 333-223608

CAPITAL ONE FINANCIAL CORPORATION

$2,000,000,000

$1,250,000,000 3.450% SENIOR NOTES DUE 2021

$750,000,000 4.250% SENIOR NOTES DUE 2025

Summary of Terms for Issuance

Issuer:	Capital One Financial Corporation

Trade Date:	April 26, 2018

Settlement Date:	April 30, 2018 (T+2)

Ranking:	Senior Unsecured

Expected Security Ratings:*	Baa1 / BBB / A- (Moody’s / S&P / Fitch)

$1,250,000,000 3.450% SENIOR NOTES DUE 2021

Security:	3.450% Senior Notes due 2021

Principal Amount:	US$1,250,000,000

Net Proceeds to Issuer (before expenses):	US$1,245,775,000

Maturity Date:	April 30, 2021

Coupon:	3.450% per annum

Treasury Benchmark:	2.375% Notes due April 15, 2021

Treasury Benchmark Yield:	2.631%

Spread to Treasury Benchmark:	85 bps

Re-offer Yield:	3.481%

Price to Public:	99.912% of principal amount

Interest Payment Dates:	Semi-annually in arrears on April 30 and October 30 of each year, commencing on October 30, 2018 to, and including, the Maturity Date

Day Count/Business Day Convention:	30/360; Following, unadjusted

Optional Redemption:	The Issuer has the option to redeem the notes at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date, in whole or in part at any time on or after March 30, 2021 (which is the date that is one month prior to the maturity date of the notes)

CUSIP/ISIN:	14040H BY0 / US14040HBY09

$750,000,000 4.250% SENIOR NOTES DUE 2025

Security:	4.250% Senior Notes due 2025

Principal Amount:	US$750,000,000

Net Proceeds to Issuer (before expenses):	US$746,955,000

Maturity Date:	April 30, 2025

Coupon:	4.250% per annum

Treasury Benchmark:	2.625% Notes due March 31, 2025

Treasury Benchmark Yield:	2.951%

Spread to Treasury Benchmark:	130 bps

Re-offer Yield:	4.251%

Price to Public:	99.994% of principal amount

Interest Payment Dates:	Semi-annually in arrears on April 30 and October 30 of each year, commencing on October 30, 2018 to, and including, the Maturity Date

Day Count/Business Day Convention:	30/360; Following, unadjusted

Optional Redemption:	The Issuer has the option to redeem the notes at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date, in whole or in part at any time on or after March 30, 2025 (which is the date that is one month prior to the maturity date of the notes)

CUSIP/ISIN:	14040H BZ7 / US14040HBZ73

OTHER INFORMATION

Joint Book-Running Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC RBC Capital Markets, LLC Capital One Securities, Inc.

Co-Managers:	CastleOak Securities, L.P. Samuel A. Ramirez & Company, Inc. Mischler Financial Group, Inc. Blaylock Van, LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Capital One Financial Corporation has filed a registration statement (including a prospectus and preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read each of these documents and the other documents filed with the SEC and incorporated by reference in such documents for more complete information about Capital One Financial Corporation and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may obtain a copy of these documents by contacting J.P. Morgan Securities LLC at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322, Morgan Stanley & Co. LLC, at 1-866-718-1649, RBC Capital Markets, LLC at 1-866-375-6829, or Capital One Securities, Inc., at 1-800-666-9174, Attn: Compliance.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via Bloomberg or another email system.